UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2005

ACCO WORLD CORPORATION

(to be renamed ACCO Brands Corporation)

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08454	36-2704017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway Lincolnshire, IL	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 484-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

Amendments to Distribution Agreement and Merger Agreement

On August 4, 2005, ACCO World Corporation (to be renamed ACCO Brands Corporation, “ACCO”) entered into (i) an Amendment to Distribution Agreement (the “Amendment to Distribution Agreement”) with Fortune Brands, Inc. (“Fortune”), to amend the Distribution Agreement, dated as of March 15, 2005, by and between Fortune and ACCO (the “Distribution Agreement”) and (ii) an Amendment to Agreement and Plan of Merger (the “Amendment to Merger Agreement”) with Fortune, Gemini Acquisition Sub, Inc., a wholly-owned subsidiary of ACCO (“Acquisition Sub”), and General Binding Corporation (“GBC”), to amend the Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune, ACCO, Acquisition Sub and GBC (the “Merger Agreement”).

The Amendment to Merger Agreement and the Amendment to Distribution Agreement clarify certain agreed to aspects of the distribution to Fortune stockholders of all of the shares of ACCO common stock owned by Fortune (the “Distribution”) and the subsequent merger of Acquisition Sub with and into GBC, with GBC as the surviving corporation (the “Merger”) and modify certain procedures related to the closing of the Distribution and the Merger. Among other things, the Amendment to Merger Agreement amends the Merger Agreement so that the delivery of physical certificates for shares of ACCO common stock is not required.

The foregoing description is qualified in its entirety by reference to the Amendment to Merger Agreement and the Amendment to Distribution Agreement which are filed as Exhibits 2.1 and 2.2 hereto, respectively, and incorporated herein by reference.

ACCO World Corporation has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (Registration No. 333-124946) containing the definitive proxy statement/prospectus-information statement regarding the proposed transaction. Investors are urged to read the definitive proxy statement/prospectus-information statement which contains important information, including detailed risk factors. The definitive proxy statement/prospectus-information statement and other documents filed by Fortune Brands, ACCO and GBC with the Securities and Exchange Commission are available free of charge at the SEC’s website, www.sec.gov, or by directing a request to ACCO World Corporation, 300 Tower Parkway, Lincolnshire, IL, 60069, Attention: Investor Relations; or by directing a request to General Binding Corporation, One GBC Plaza, Northbrook, IL, 60062, Attention: Investor Relations.

GBC, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the definitive proxy statement/prospectus-information statement.

Approval of Benefit Plans

On August 3, 2005, the Board of Directors of ACCO approved the (i) ACCO Brands Corporation 2005 Long-Term Incentive Plan (the “LTIP”), (ii) ACCO Brands Corporation 2005 Assumed Option and Restricted Stock Unit Plan (together with Sub-Plan A thereto, the “Frozen Plan”) and (iii) ACCO Brands Corporation Annual Executive Incentive Compensation Plan (the “Annual Plan”). On August 8, 2005, the LTIP, Frozen Plan and Annual Plan were approved by Fortune, ACCO’s majority stockholder. The LTIP and the Frozen Plan become effective as of the effective time of the Merger and the Annual Plan becomes effective January 1, 2006.

LTIP

The purpose of the LTIP is to aid ACCO and its subsidiaries in achieving superior long-term performance through attracting, retaining and motivating the best available key employees and non-employee directors. The LTIP seeks to achieve this purpose through providing incentives linked to value creation for shareholders and achievement of certain long-term strategic and financial goals.

Except as applicable to awards granted to non-employee directors, which shall be administered by the full Board of Directors of ACCO, the LTIP will be administered by the

Compensation Committee of the Board of Directors of ACCO (the “Committee”), each member of which must be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent” for purposes of the rules of the New York Stock Exchange.

Under the LTIP, key employees of ACCO and its subsidiaries selected by the Committee and non-employee directors of ACCO will be eligible to participate. The LTIP authorizes grants to such key employees by the Committee and to non-employee directors by the full Board of Directors of stock options, which may be either incentive stock options eligible for special tax treatment or nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.

The total number of shares of ACCO common stock that may be made subject to awards under the LTIP, is 4,200,000 shares, of which no more than 1,000,000 shares may be issued in respect of awards of restricted stock, restricted stock units, performance shares, other stock-based awards and stock appreciation rights. In addition, not more than 500,000 shares of ACCO common stock may be made subject to options or stock appreciation rights under the LTIP annually to any individual participant.

ACCO’s Board of Directors may at any time amend, suspend or terminate the LTIP or grants made thereunder, subject to certain restrictions. No grants may be made under the LTIP after December 31, 2009, provided that no grants may be made to certain key employees covered by Section 162(m) of the Internal Revenue Code of 1986, as amended, after the annual meeting of ACCO stockholders in 2007.

Frozen Plan

The Frozen Plan covers options to purchase ACCO common stock and restricted stock units in respect of ACCO common stock resulting from adjustments to certain options to purchase Fortune common stock, options to purchase GBC common stock and certain restricted stock units in respect of GBC common stock outstanding immediately prior to the Distribution and the Merger, respectively.

Prior to the Merger, options to purchase Fortune common stock that are outstanding and unvested immediately prior to the Distribution and held by an employee or former employee of ACCO will be converted into options to purchase shares of ACCO common stock. The number of shares subject to these ACCO options and their exercise prices will be based on the number of shares subject to, and the exercise price of, the corresponding Fortune option and will be adjusted based on the ratio of the price of Fortune common stock before the spin-off to the price of ACCO common stock after the Merger. Each option to purchase GBC shares outstanding immediately prior to the Merger will be converted into an option to purchase the same number of shares of ACCO common stock at an exercise price per share equal to the exercise price per share of the GBC stock option immediately prior to the conversion. Each GBC restricted stock unit outstanding prior to the Merger that will not become vested in full upon consummation of the Merger will be converted into a restricted stock unit in respect of one share of ACCO common stock. The Frozen Plan authorizes the issuance of the aggregate number of shares of ACCO common stock necessary to provide for the exercise of all ACCO options derived from converted Fortune options and GBC options and the number of shares that may be delivered on vesting of ACCO restricted stock units derived from GBC restricted stock units. Each option and restricted stock unit will otherwise have substantially the same terms and conditions as the corresponding Fortune option, GBC option or GBC restricted stock unit.

The Committee will administer the Frozen Plan and has the power and authority to construe and interpret the Frozen Plan, to make rules for carrying it out and to make changes in such rules, subject to certain restrictions. No grants may not be made under the Frozen Plan after the effective time of the Merger.

Annual Plan

The Annual Plan aids ACCO in advancing the interests of its stockholders by providing cash performance-based incentive awards to senior officers of ACCO upon the officers achieving certain performance goals and objectives established by the Committee. The Annual Plan provides incentives to each participant in the form of a specific dollar amount payable as determined by the Committee pursuant to the Annual Plan. The maximum amount of an award to any participant for any year is $2.5 million. Any part of the Incentive Pool (as defined in the Plan) for any year which is not awarded in such year may not be carried forward to subsequent years. The Committee will administer the Annual Plan and has the power and authority to construe and interpret the Annual Plan, to make rules for carrying it out and to make changes in such rules, subject to certain restrictions.

The foregoing descriptions are qualified in their entirety by reference to the LTIP, the Frozen Plan and the Annual Plan which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and incorporated herein by reference.

Financing Arrangements

On August 5, 2005 (the “Closing Date”), ACCO Finance I, Inc. (“Finance”), an indirect wholly-owned subsidiary of ACCO, completed the offering of $350 million aggregate principal amount of its 7 5/8% Senior Subordinated Notes due 2015 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A, and outside of the United States pursuant to Regulation S, under the Securities Act of 1933, as amended (the “Securities Act”).

Finance sold the Notes to Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Harris Nesbitt Corp., NatCity Investments, Inc. and Piper Jaffray & Co. (the “Initial Purchasers”) at a discount of 2.25% from face value pursuant to a purchase agreement entered into by the parties on August 2, 2005 (the “Purchase Agreement”). The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby Finance, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities. Finance also entered into a registration rights agreement, dated as of August 5, 2005 (the “Registration Rights Agreement”), with the Initial Purchasers.

In connection with the issuance of the Notes, Finance and ACCO entered into an escrow agreement, dated as of August 5, 2005 (the “Escrow Agreement”), with the Trustee and Citibank, N.A., Agency & Trust, as securities intermediary and escrow agent (the “Escrow Agent”). The $342,125,000 in proceeds received by Finance from the Initial Purchasers for the Notes, together with an additional amount of approximately $10.1 million made available to Finance by ACCO, has been deposited with the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agreement provides for the release of the escrowed funds to ACCO if the Distribution, the Merger and certain related transactions occur on or before September 4, 2005. Such related transactions include the execution by ACCO and each of ACCO’s domestic subsidiaries (including GBC) that guarantees obligations under ACCO’s new senior secured credit facilities (the “Guarantors”) to be entered into in connection with the Merger and the Distribution, which facilities are expected to provide up to $750 million of borrowing capacity, of (i) a supplemental indenture, whereby ACCO would assume Finance’s obligations under the Notes and the Guarantors would guarantee the Notes, and (ii) a joinder agreement, whereby ACCO and the Guarantors would become party to the Registration Rights Agreement, as well as the merger of Finance with and into ACCO (the “Escrow Merger”). In the event that the assumption of the obligations under the Notes or the guarantees, as applicable, and the Indenture by ACCO and the Guarantors does not occur on or prior to the earlier of (x) September 4, 2005 and (y) the first date ACCO advises that it has determined that either the Distribution or the Merger will not be consummated, Finance will be required to redeem all of the Notes at a redemption price equal to 100% of the original issue amount of the Notes, plus accrued and unpaid interest on the Notes through the thirtieth day following the issuance of the Notes.

The Notes were issued by Finance pursuant to, and are governed by, an indenture, dated as of August 5, 2005 (the “Indenture”), between Finance and Wachovia Bank, National Association, as trustee (the “Trustee”). In the following summary of the terms of the Notes and the Indenture, the term “Issuer” refers to Finance prior to the Escrow Merger and to ACCO thereafter.

The Notes mature on August 15, 2015. Interest on the Notes is payable in cash on February 15 and August 15 of each year, beginning on February 15, 2006, at a rate of 7 5/8% per annum. Initially, the Notes are not guaranteed, because Finance does not have any subsidiaries. Upon consummation of the Distribution and the Merger, each of the Guarantors will unconditionally guarantee the Notes on an unsecured senior subordinated basis. Subject to specified exceptions and limitations, each domestic subsidiary of the Issuer that is acquired or formed after the issuance of the Notes will be required to guarantee the Notes on the same basis. The Notes are the Issuer’s unsecured senior subordinated obligations and, following the Distribution and the Merger, each Guarantor’s guarantee of the Notes will be such Guarantor’s unsecured senior subordinated obligation.

The Issuer may redeem the Notes, in whole or in part, prior to August 15, 2010 at a price equal to 100% of the principal of the Notes plus a specified “make-whole” premium. On or after August 15, 2010, the Issuer may redeem the Notes, in whole or in part, at the following redemption prices, expressed as a percentage of principal amount, plus accrued and unpaid interest, if any, on the Notes redeemed to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on August 15 of the years indicated:

Year	Redemption Price
2010	103.813%
2011	102.542%
2012	101.271%
2013 and thereafter	100.000%

In addition, at any time and from time to time on or prior to August 15, 2008 the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 107.625%, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after each such redemption and the redemption occurs within 120 days after the date of the equity offering closing.

Upon a change of control, as defined in the Indenture, the Issuer is required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. When the aggregate amount of excess proceeds (as defined in the Indenture) from certain asset sales exceeds $25 million, the Issuer will be required to make an offer to purchase the Notes, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

Each of the following constitutes an event of default under the Indenture: (i) failure to pay, when due, interest on the Notes and such failure continues for 30 consecutive days; (ii) failure to pay, when due, any principal of or premium, if any, on the Notes; (iii) failure by the Issuer to comply with the covenant regarding merger, consolidation or sale of assets; (iv) failure by the Issuer or certain of its subsidiaries to comply for 30 days after notice with any obligations under the covenants relating to change of control, restricted payments or incurrence of indebtedness (in each case other than a failure to purchase notes); (v) failure by the Issuer or certain of its subsidiaries to comply with any other covenants or agreements in the Notes or the Indenture for 60 days after written notice; (vi) failure by the Issuer or certain of its subsidiaries to pay indebtedness, other than intercompany indebtedness, within the applicable grace period after final maturity or acceleration of such indebtedness by the holders thereof because of a default, in each case, if the total amount of such indebtedness unpaid or accelerated exceeds $25 million; (vii) certain events involving bankruptcy, insolvency or reorganization of Finance or certain of its subsidiaries; (viii) failure by the Issuer or certain of its subsidiaries to pay final judgments aggregating in excess of $25 million, net of any amounts which are covered by enforceable insurance policies issued by solvent carriers, which judgments are not discharged, waived or stayed for a period of 60 consecutive days; (ix) any Guarantor’s guarantee of the Notes ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or any guarantee of the Notes and such default continues for 10 days; or (x) any failure to perform or comply with the Escrow Agreement or the Escrow Agreement is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Issuer or Finance or any person acting on behalf of Finance denies or disaffirms its obligations under the Escrow Agreement. An event of default, if not cured or waived, can result in acceleration of the Notes.

A default under clause (iv) or (v) above is not an event of default until the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

In the case of an event of default arising from (vii) above with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of then outstanding Notes may rescind such acceleration with respect to the Notes and its consequences.

The covenants in the Indenture limit the ability of Finance and certain of its subsidiaries to, among other things: (i) incur additional debt; (ii) pay dividends on capital stock, repurchase capital stock or make certain other restricted payments; (iii) make certain investments; (iv) enter into certain types of transactions with affiliates; (v) limit dividends or other payments by certain subsidiaries to the Issuer; (vi) use assets as security in other transactions; and (vii) sell certain assets or merge with or into other companies.

The Registration Rights Agreement requires that the Issuer and the Guarantors, among other things: (i) file a registration statement with the Securities and Exchange Commission (the “SEC”) not later than 230 days after the date on which ACCO assumes the obligations of Finance under the Notes (the “Assumption Date”) to be used in connection with the exchange of the Notes for publicly registered exchange notes with substantially identical terms, including guarantees by the Guarantors, in all material respects (except that the exchange notes will not contain terms with respect to additional interest or transfer restrictions); and (ii) use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act not later than 300 days after the Assumption Date. Upon the effectiveness of the exchange-offer registration statement, the Issuer is required to offer the exchange notes in exchange for surrender of the Notes, to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) and to use commercially reasonable efforts to consummate the exchange offer not more than 30 days (or longer to the extent that the exchange offer is required by applicable law to remain open for more than 20 business days) after the exchange offer is commenced. In addition, under certain circumstances, Finance and the Guarantors may be required to file a shelf registration statement to cover resales of the Notes.

If (i) neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC within 230 days following the Assumption Date; (ii) neither the exchange offer registration statement nor the shelf registration statement has been declared effective within 330 days following the Assumption Date; (iii) notwithstanding that the Issuer and the Guarantors have consummated the exchange offer, the Issuer and the Guarantors are required to file a shelf registration statement and such shelf registration statement is not filed or has not been declared effective within the same period provided for in the Registration Rights Agreement; or (iv) after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or exchange notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a “Registration Default”), then the Issuer will be obligated to pay additional interest to each holder of Notes that are subject to transfer restrictions, with respect to the first 90-day period immediately following the occurrence of a Registration Default, at a rate of 0.25% per annum on the principal amount of Notes that are subject to transfer restrictions held by such holder. The amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.00% per annum on the principal amount of Notes that are subject to transfer restrictions. Upon the cure of all Registration Defaults, the accrual of additional interest will cease.

The Initial Purchasers or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services (including commercial banking, financial advisory and investments banking services) for, ACCO, GBC and their affiliates in the ordinary course of business. In connection with ACCO’s new senior secured credit facilities, affiliates of Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated and Harris Nesbitt Corp. will act as agents and lenders, and affiliates of the other Initial Purchasers will act as lenders and, in each case, will receive customary fees in connection therewith. An affiliate of Citigroup Global Markets Inc. is also serving as securities intermediary and escrow agent under the Escrow Agreement and will receive customary fees therefor. In addition, Citigroup Global Markets Inc. has provided advisory services to ACCO, and Goldman, Sachs & Co. has provided advisory services to GBC in connection with the Merger, and each will, upon consummation of the Merger, receive a customary financial advisory fee for such services.

Wachovia Bank, National Association, has been appointed by Finance as registrar and paying agent with regard to the Notes. In connection with ACCO’s new senior secured credit facilities, Wachovia Bank, National Association or one of its affiliates may act as a lender and would receive customary fees in connection therewith. In addition, Wachovia Bank, National Association has served as trustee under the indenture governing GBC’s existing senior subordinated notes and has been appointed by GBC as the registrar and a paying agent with regard to GBC’s existing senior subordinated notes and has received customary fees in connection therewith.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

The foregoing description of certain terms of the Purchase Agreement, the Indenture, the Escrow Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the complete text of such agreements. A copy of each of such agreements is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K under the heading “Financing Arrangements” is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 3, 2005, Craig P. Omtvedt, Mark A. Roche and Neal V. Fenwick notified ACCO of their decision to resign as directors of ACCO, effective as of the Time of Distribution (as defined in the Distribution Agreement).

On August 3, 2005, the Board of Directors of ACCO increased the number of directors of ACCO from five to nine, effective as of the effective time of the Merger. The Board of Directors also elected George V. Bayly, Dr. Patricia O. Ewers, G. Thomas Hargrove, Robert J. Keller, Pierre E. Leroy, Gordon R. Lohman and Forrest M. Schneider as members of the Board of Directors, effective as of the effective time of the Merger. In accordance with the terms of the Merger Agreement, Fortune designated Ms. Ewers and Messrs. Keller, Leroy and Lohman and

GBC designated Messrs. Bayly, Hargrove and Schneider to the Board of Directors of ACCO. Messrs. Bayly, Hargrove, Keller and Leroy will serve on the Audit Committee; Ms. Ewers and Messrs. Hargrove, Keller and Lohman will serve on the Corporate Governance and Nominating Committee; Ms. Ewers and Messrs. Bayly, Leroy and Lohman will serve on the Compensation Committee; and Mr. Schneider will serve on the Executive Committee, together with David D. Campbell and Norman H. Wesley. None of the directors is a party to any transaction subject to Section 404(a) of Regulation S-K involving ACCO or any of its subsidiaries.

On August 3, 2005, the Board of Directors of ACCO appointed Dennis Chandler Chief Operating Officer, Office Products Division, effective as of the effective time of the Merger. Mr. Chandler, age 50, has served as Chief Operating Officer for ACCO since April 2005 and previously served as President of ACCO U.S. from April 2003 to March 2005 and as President of the Wilson Jones business unit of ACCO from April 2000 to March 2003. The terms of the employment agreement with Mr. Chandler have not yet been determined.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

2.1	Amendment to Agreement and Plan of Merger, dated as of August 4, 2005, by and among Fortune, ACCO, Acquisition Sub and GBC.

2.2	Amendment to Distribution Agreement, dated as of August 4, 2005, by and between Fortune and ACCO.

4.1	Escrow Agreement dated as of August 5, 2005 by and among Citibank, N.A., Agency & Trust, Finance, ACCO and Wachovia Bank, National Association.

4.2	Indenture dated as of August 5, 2005 between Finance and Wachovia Bank, National Association, as trustee.

4.3	Form of 7 5/8% Senior Subordinated Note due 2015 (included in Exhibit 4.2 hereto).

4.4	Registration Rights Agreement dated as of August 5, 2005 by and among Finance and the Initial Purchasers listed therein.

10.1	ACCO Brands Corporation 2005 Long-Term Incentive Plan.

10.2	ACCO Brands Corporation 2005 Assumed Option and Restricted Stock Unit Plan, together with Sub-Plan A thereto.

10.3	ACCO Brands Corporation Annual Executive Incentive Compensation Plan.

99.1	Purchase Agreement dated as of August 2, 2005 by and among Finance and the Initial Purchasers listed therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO WORLD CORPORATION
(Registrant)

By	/S/ MARK A. ROCHE
	Name:	Mark A. Roche
	Title:	Secretary

Date: August 8, 2005

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amendment to Agreement and Plan of Merger, dated as of August 4, 2005, by and among Fortune, ACCO, Acquisition Sub and GBC.

2.2	Amendment to Distribution Agreement, dated as of August 4, 2005, by and between Fortune and ACCO.

4.1	Escrow Agreement dated as of August 5, 2005 by and among Citibank, N.A., Agency & Trust, Finance, ACCO and Wachovia Bank, National Association.

4.2	Indenture dated as of August 5, 2005 between Finance and Wachovia Bank, National Association, as trustee.

4.3	Form of 7 5/8% Senior Subordinated Note due 2015 (included in Exhibit 4.2 hereto).

4.4	Registration Rights Agreement dated as of August 5, 2005 by and among Finance and the Initial Purchasers listed therein.

10.1	ACCO Brands Corporation 2005 Long-Term Incentive Plan.

10.2	ACCO Brands Corporation 2005 Assumed Option and Restricted Stock Unit Plan, together with Sub-Plan A thereto.

10.3	ACCO Brands Corporation Annual Executive Incentive Compensation Plan.

99.1	Purchase Agreement dated as of August 2, 2005 by and among Finance and the Initial Purchasers listed therein.